Exhibit 99.1

For Immediate Release

Contact: John E. Vollmer III
SVP & Chief Financial Officer
Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Reports
Financial Results for Second Quarter of 2008

HOUSTON – July 31, 2008 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported net income of $81.4 million, or $0.52 per share, for the three months ended June 30, 2008, compared to net income of $140 million, or $0.88 per share, for the three months ended June 30, 2007. Revenues for the second quarter of 2008 were $526 million, compared to revenues of $523 million for the second quarter of 2007.

The Company reported net income of $159 million, or $1.02 per share, for the six months ended June 30 2008, compared to net income of $255 million, or $1.62 per share, for the six months ended June 30, 2007. Revenues for the first six months of 2008 were $1.03 billion, compared to revenues of $1.07 billion for the first six months of 2007.

The results for the three and six months ended June 30, 2007 include pre-tax nonrecurring gains of $58.4 million. These gains, net of tax, increased net income for the three and six months ended June 30, 2007 by $37.9 million, or $0.24 per share.

Commenting on the second quarter’s results, Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “We had an average of 244 rigs operating, comprised of 242 in the U.S. and 2 in Canada. Compared to the first quarter of 2008, our average rigs working increased by 10 in the U.S. and decreased by an equal number in Canada. Our rig count in Canada reflects a reduction in Canadian drilling activity resulting from the annual spring breakup.”

Mr. Wall added, “Average revenue per operating day for the three months ended June 30, 2008 was $18,740, compared to $18,900 for the prior three-month period ended March 31, 2008. Average direct operating costs per operating day for the second quarter increased to $11,300, compared to $10,990 for the three months ended March 31, 2008. The increase in average direct operating costs per operating day includes incremental costs incurred during the quarter from the activation of additional drilling rigs.”

“We are seeing increases in demand and dayrates for our U.S. land drilling rigs along with a seasonal rebound in Canadian activity. We estimate that our July rig count increased to 269 average rigs operating, comprised of 258 in the U.S. and 11 in Canada. Our average rigs operating in the U.S. have increased by 28 since December 2007, including the activation of seven new rigs and the reactivation of rigs from our existing fleet.”

“As expected, business levels in our pressure pumping operations in Appalachia improved during the second quarter. Both the number of jobs completed and average revenue per job increased compared to the first quarter,” Mr. Wall added.

Mark S. Siegel, Chairman of Patterson-UTI stated, “We continue to see encouraging signs in the marketplace, with an acceleration in the number of wells drilled and growing interest in unconventional resource plays. If natural gas and crude oil prices continue to remain at historically high levels, we expect the demand for both new and existing rigs to continue to increase.”

Mr. Siegel added, “We expect to complete activation of our previously announced newbuild rigs over the next six months. Moreover, there is significant customer interest in securing new fit-for-purpose rigs for unconventional resource drilling programs in the U.S. To meet this demand, our current plans include the construction of 20 additional new rigs with deliveries beginning this year and continuing through early 2010. We expect that substantially all of these rigs will work under three-year term contracts. Customer interest in additional new-builds remains high and further increases in our rig construction program are likely.”

“Our strong balance sheet allows us to continue to invest in our rig fleet and pressure pumping business. As of June 30, 2008, we have working capital of approximately $335 million and no long-term debt,” Mr. Siegel added.

The Company also declared a quarterly cash dividend on its Common Stock of $0.16 per share, to be paid on September 30, 2008, to holders of record as of September 12, 2008.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Statement of Financial Accounting Standards No. 128.

The Company will hold a conference call to discuss second quarter results on Thursday, July 31, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time and 7:00 a.m. Pacific Time). This call is being webcast and can be accessed through Patterson-UTI’s web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Webcast participants should go to one of the web addresses above 10-15 minutes prior to the scheduled start time. Replay of the conference call webcast will be available at these sites through Thursday, August 14, 2008.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 350 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Alabama, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota, Pennsylvania and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES	$526,283	$522,558	$1,030,837	$1,069,659
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	318,865	289,163	622,337	585,137
Depreciation, depletion and impairment	65,673	59,947	129,399	115,878
Selling, general and administrative	17,747	16,322	34,743	30,991
Embezzlement costs (recoveries)	—	(41,935)	—	(41,935)
Gain on disposal of assets	(2,721)	(16,475)	(2,535)	(16,273)
Other operating expenses	300	400	600	1,000

Total Costs and Expenses	399,864	307,422	784,544	674,798

OPERATING INCOME	126,419	215,136	246,293	394,861

OTHER INCOME (EXPENSE)
Interest expense	(63)	(831)	(340)	(1,594)
Interest income	493	457	836	826
Other	353	109	737	203

Total Other Income (Expense)	783	(265)	1,233	(565)

INCOME BEFORE INCOME TAXES	127,202	214,871	247,526	394,296
INCOME TAX EXPENSE	45,780	75,320	88,695	138,944

NET INCOME	$81,422	$139,551	$158,831	$255,352

NET INCOME PER COMMON SHARE
Basic	$0.53	$0.90	$1.04	$1.64

Diluted	$0.52	$0.88	$1.02	$1.62

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153,978	155,527	153,289	155,457

Diluted	156,437	157,912	155,766	157,580

CASH DIVIDENDS PER COMMON SHARE	$0.16	$0.12	$0.28	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Contract Drilling:
Revenues	$416,835	$419,191	$836,984	$886,689
Direct operating costs (excluding depreciation)	$251,381	$228,297	$495,748	$474,451
Selling, general and administrative	$1,297	$1,400	$2,821	$2,851
Depreciation	$57,362	$51,782	$113,234	$99,970
Operating income	$106,795	$137,712	$225,181	$309,417
Operating days	22,245	21,597	44,478	44,569
Average revenue per operating day	$18.74	$19.41	$18.82	$19.89
Average direct operating costs per operating day	$11.30	$10.57	$11.15	$10.65
Average margin per operating day	$7.44	$8.84	$7.67	$9.25
Average rigs operating	244	237	244	246
Capital expenditures	$67,815	$129,913	$135,026	$283,189
Pressure Pumping:
Revenues	$57,094	$51,592	$99,958	$90,176
Direct operating costs (excluding depreciation)	$32,506	$25,777	$61,011	$46,928
Selling, general and administrative	$5,834	$4,808	$11,441	$8,876
Depreciation	$4,477	$3,408	$8,777	$6,532
Operating income	$14,277	$17,599	$18,729	$27,840
Total jobs	3,400	3,573	6,311	6,412
Average revenue per job	$16.79	$14.44	$15.84	$14.06
Average costs per job	$9.56	$7.21	$9.67	$7.32
Average margin per job	$7.23	$7.23	$6.17	$6.74
Capital expenditures	$17,689	$14,206	$30,648	$30,631
Drilling and Completion Fluids:
Revenues	$38,745	$39,667	$71,295	$70,427
Direct operating costs (excluding depreciation)	$31,449	$32,628	$59,982	$58,019
Selling, general and administrative	$2,517	$2,436	$5,143	$4,833
Depreciation	$724	$697	$1,448	$1,393
Operating income	$4,055	$3,906	$4,722	$6,182
Capital expenditures	$1,525	$1,023	$1,533	$2,121
Oil and Natural Gas Production and Exploration:
Revenues	$13,609	$12,108	$22,600	$22,367
Direct operating costs (excluding depreciation, depletion and impairment)	$3,529	$2,461	$5,596	$5,739
Selling, general and administrative	$—	$674	$—	$1,322
Depreciation, depletion and impairment	$2,907	$3,857	$5,534	$7,577
Operating income	$7,173	$5,116	$11,470	$7,729
Capital expenditures	$4,527	$4,619	$8,955	$9,651
Corporate and Other:
Selling, general and administrative	$8,099	$7,004	$15,338	$13,109
Depreciation	$203	$203	$406	$406
Other operating expenses	$300	$400	$600	$1,000
Embezzlement costs (recoveries)	$—	$(41,935)	$—	$(41,935)
Gain on disposal of assets	$(2,721)	$(16,475)	$(2,535)	$(16,273)
Total capital expenditures	$91,556	$149,761	$176,162	$325,592

	June 30,	December 31,
	2008	2007
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$62,232	$17,434
Current assets	$609,659	$522,785
Total assets	$2,583,957	$2,465,199
Current liabilities	$274,502	$295,208
Borrowings outstanding under line of credit	$—	$50,000
Working capital	$335,157	$227,577